SECURITIES AND EXCHANGE COMMISSION
                    WASHINGTON, D.C. 20549






                           FORM 8-K





                        Current Report
                    Pursuant to Section 13
          of the Securities Exchange Act of 1934



                Date of Report:  June 14, 1994
               (Date of Earliest Event Reported)





                          HUMANA INC.
    (Exact name of Registrant as specified in its Charter)







Delaware             1-5975                   61-0647538
(State of            (Commission              (I.R.S. Employer
Incorporation)       File Number)             Tax Identification
                                              No.)




                     500 West Main Street
                     Louisville, KY 40202
           (Address of principal executive offices)




                        (502) 580-1000
     (Registrant's telephone number, including area code)



Item 5.   Other Events

          After the close of business on June 14, 1994, Humana Inc. announced that it received $71 million in tax refunds for settlement of certain income tax disputes with the Internal Revenue Service related to the timing of medical claims deductions and the deductibility of intangible amortization for the tax years 1988 through 1991. The company previously made a tax and interest prepayment during 1992 for the 1988 and 1989 tax years.

          As a result of the settlement, the company will recognize a $29 million reduction of interest expense and a $10 million reduction of tax expense which represents the cumulative effect from 1988 to present of amounts provided for such items. The remainder of the refund will reduce the deferred tax asset currently being carried on the company's balance sheet.

          Concurrently, the company provided $18 million for the writedown of a non-operational asset. Combining the effect of the tax refund and the write-down of the non-operational asset, Humana's results of operations for the second quarter ending June 30, 1994, will be increased by $17 million or $.10 per share. For the remainder of 1994, the benefit of the tax settlement and non-operational adjustment in the company's results of operations will approximate $.04 per share.


Item 7.   Financial Statements and Exhibits.

Exhibit 20.  Copy of the Company's Press Release dated June 14, 1994.


                          SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    HUMANA INC.



                                    /s/ Walter E. Neely
                                    By:  Walter E. Neely
                                         Vice President, General
                                         Counsel and Secretary


Dated:  June 15, 1994

Exhibit Index

Exhibit 20.  Copy of the Company's Press Release dated June 14, 1994.